Exhibit 3.1
AMENDED AND RESTATED
ARTICLES OF INCORPORATION OF
GENERAL MARITIME SUBSIDIARY CORPORATION
     FIRST: The name of the corporation shall be General Maritime Subsidiary Corporation.
     SECOND: The purpose of the Corporation is to engage in any lawful business purpose or purposes for which corporations may now or hereafter be organized under the Marshall Islands Business Corporations Act (the “BCA”).
     THIRD: The registered address of the Corporation in the Marshall Islands is Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960. The name of the Corporation’s registered agent at such address is The Trust Company of the Marshall Islands, Inc.
     FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is one thousand (1000), of which stock one thousand (1000) registered shares of the par value of one cent (US$.01) per share shall be common stock.
     The rights and limitations of said common stock are as follows:
     1. No holder of common stock shall be entitled as a matter of right to subscribe for or purchase, or have any preemptive right with respect to, any part of any new or additional issue of stock of any class whatsoever, or of securities convertible into any stock of any class whatsoever, whether now or hereafter authorized and whether issued for cash or other consideration or by way of dividend.
     2. All voting rights of the Corporation shall be vested exclusively in the holders of the common stock who shall be entitled to one vote per share and shall be entitled to notice of any shareholders meeting and to vote upon any such matters as provided in the by-laws of the Corporation or as may be provided by law. Except as may be provided by the laws of the Republic of the Marshall Islands, the holders of common stock shall have exclusively all other rights of shareholders, including, without limitation, (i) the right to receive dividends, when and as declared by the Board of Directors of the Corporation, out of assets lawfully available therefor, and (ii) in the event of any distribution or assets upon a liquidation or otherwise, the right to receive all the assets and funds of the Corporation remaining after the payment to the holders of the preferred stock, if any, of the specific amounts which they are entitled to receive upon such distribution.
     FIFTH: The Corporation is to have perpetual existence and shall have every power which a corporation now or hereafter organized under the BCA may have.
     SIXTH: (a) Any vacancies in the Board of Directors for any reason, and any created directorships resulting from any increase in the number of directors, may be filled by the vote of not less than 66 2/3% of the members of the Board of Directors then in office, although less than a quorum, and any directors so chosen shall hold office until the next election such directors shall have been chosen and until their successors shall be elected and qualified.

          (b) Directors shall be elected by a plurality of the votes cast at a meeting of shareholders by the holders of shares entitled to vote in the election. Cumulative voting, as defined in Division 7, Section 71(2) of the BCA, shall not be used to elect directors.
     SEVENTH: The Board of Directors of the Corporation is expressly authorized to make, alter or repeal by-laws of the Corporation by a vote of not less than a majority of the entire Board of Directors.
     EIGHTH: (a) Any action required to be taken or which may be taken at any annual or special meeting of shareholders of the Corporation may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by all of the shareholders entitled to vote with respect to the subject matter thereof.
     NINTH: [RESERVED.]
     TENTH: A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for any breach of duty in such capacity except that the liability of a director shall not be eliminated or limited (i) for any breach of such director’s duty of loyalty to the Corporation or its shareholders; (ii) for acts or omissions not undertaken in good faith or which involve intentional misconduct or a knowing violation of law; or (iii) for any transaction from which such director derived an improper personal benefit. If the BCA hereafter is amended to authorize the further elimination or limitation of the liability of directors for actions taken or omitted to be taken then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended BCA in respect of actions or omissions to act which occurred during any period to which the BCA’s amended provisions pertain. Any repeal or modification of this Article Tenth by the shareholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of the director existing at the time of such repeal or modification.

     IN WITNESS WHEREOF, the undersigned has executed these Amended and Restated Articles of Incorporation on the sixteenth day of December, 2008.

/s/ John C. Georgiopoulos
John C. Georgiopoulos
Secretary